     Exhibit 12



                       CENCOM CABLE INCOME PARTNERS, L.P.
                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                      (In thousands except ratio amounts)





                                        1996           1995      1994      1993        1992
                                    ----------  -------------  --------  --------  ----------
Earnings
--------
Income(loss) before taxes               $1,057         $3,453    $3,811    $3,368    $(3,134)
Fixed Charges                            1,291          5,581     4,096     3,641       4,454
                                    ----------  -------------  --------  --------  ----------
Earnings                                 2,348          9,034     7,907     7,009       1,320
Fixed Charges
-------------
Interest Expense                         1,291          5,403      3842     3,368       4,249
Amortization of debt costs                   -            178       254       273         205
                                    ----------  -------------  --------  --------  ----------
Total Fixed Charges                     $1,291         $5,581    $4,096    $3,641      $4,454
                                    ==========  =============  ========  ========  ==========
Ratio of Earnings to Fixed Charges         1.8            1.6       1.9       1.9           -

(1) Earnings for the year ended December 31, 1992 were insufficient to cover the fixed charges by $3,134. As a result of such deficiency, the ratio is not presented above.
























                                     - E-3-